Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-55903 and 333-73280) of ITT Educational Services, Inc. of our report dated March 26, 2003 relating to the financial statements of the ESI 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Indianapolis, Indiana
May 8, 2003